Exhibit 10.15

                                   LAW OFFICES

                      RENNER, OTTO, BOISSELLE & SKLAR, LLP

                      1621 EUCLID AVENUE. NINETEENTH FLOOR

                           CLEVELAND, OHIO 44115-2191

                     TEL: (216) 621-1113 FAX: (216) 621-6165

                          EMAIL MAILROOMORENNEROTTO.COM

                                                         March 25, 2003

  Ms. Cheryl Gardner
  Padova International USA
  23121 Arroyo Vista, Suite B

  Rancho Santa Margarita, CA 92688

            Re:   License Agreement with KTM Sportmotorcycle, USA Our File:
                         KTMAGO169H


Dear Ms. Gardner:

      Lowell Anderson of KTM forwarded your request for a license agreement to me because I handle the trademark matters for KTM. KTM has a standard license agreement, and a copy ready for your president's signature is attached. Please look this agreement over and let me know if you have any questions.

      The agreement was drafted for licensees who were already making KTM branded products. It therefor calls for samples of existing products and a catalog. If you do not yet have a sample of each different material on which you intend to use the KTM mark, you may send us a sample of the material with someone else's mark on it. Our purpose is to get one tee shirt, one decal, and/or one of each different material on which the KTM logo is going to be used for quality control purposes. If you do not have designs yet established, the license agreement allows for this by requiring you to submit new designs to us. Between the material samples and the product designs which we approve, we will be ale to monitor quality which is a requirement for a trademark owner.

      The license agreement also requires a sign-up fee of $1,500. This is not an advance against royalties, but a fee for entering the license agreement. In addition, you will need to send us a certificate of insurance showing KTM Sportmotorcycle USA, Inc. as an additional insured in the amount of $1 million.

      If you have any questions concerning the license please feel free to call me or e-mail me. My e-mail address is gkinder@rennerotto.com. I look forward to hearing from you.\

                                       Very truly yours,
                                       Gordon D. Kinder

                                LICENSE AGREEMENT

      THIS AGREEMENT is between KTM Sportmotorcycle USA, Inc., a corporation of Ohio, having a place of business at 1119 Milan Avenue, Amherst, OH 44001 (hereinafter called LICENSOR), and Padova International U.S.A., Inc., a Nevada corporation, dba Execute Sports, having its principal place of business at 23121 Arroyo Vista Suite B, Rancho Santa Margarita, CA 92688, (hereinafter called "LICENSEE").

      WHEREAS, LICENSOR is the owner of the mark KTM as applied to motorcycles (the KTM MARK) and of U.S. Trademark Registration No. 1,664,945 for that mark, a true and correct copy of the Trademark Registration being attached hereto, marked Exhibit "A", and made a part hereof.

      Whereas LICENSEE is in the business of manufacturing and selling motorcycle accessories including motorcycle seat covers and graphics kits, using the KTM MARK, or a substantially similar mark for sale on its products to the public;

      WHEREAS, LICENSEE has requested a license to use the KTM MARK in connection with motorcycle seat covers and graphics kits, and LICENSOR has agreed to grant LICENSEE such a license under certain terms and conditions set forth herein.

      NOW, THEREFORE, in consideration of the sum of $1500.00 to be paid to LICENSOR on or before the Effective Date of this Agreement (hereinafter defined), in consideration of the royalty payments specified below, the above Recitals and for other good and valuable consideration, including the mutual covenants herein expressed, the parties hereto agree as follows:

      1.    Grant.

      LICENSOR hereby grants LICENSEE a non-exclusive license to use the KTM MARK in accordance with the provisions of this Agreement in connection with motorcycle seat covers and graphics kits (LICENSED PRODUCTS) for a period from January 1, 2003 (the "Effective Date") through December 31, 2003. This AGREEMENT does not grant LICENSEE the right to use the KTM mark in any manner other than on LICENSED PRODUCTS and advertisements for or promotions of the sale of LICENSED PRODUCTS.

      2.    Manner of Use of KTM MARK by LICENSEE and Quality Control.

      The LICENSEE expressly recognizes as the essence of this agreement the importance to LICENSOR, to its reputation and goodwill, and to the public, of maintaining high, uniformly applied standards of quality in connection with products bearing the KTM MARK. LICENSEE agrees to maintain the quality of the goods offered under the KTM MARK including the advertising, marketing, and promotion of those goods, and their cartons, containers, packing and wrapping material, at the same high level that LICENSOR has established for the goods it sells under the KTM MARK. LICENSOR has the right, upon reasonable notice to visit LICENSEE's premises where the LICENSEE's goods are manufactured, stored, packaged and/or offered for sale in order to assure itself that the quality of the goods is being maintained. In addition, LICENSEE agrees to provide to LICENSOR, at the beginning of the term of this agreement and at the beginning of each calendar year thereafter for so long as this agreement is in effect, representative samples of the products manufactured and/or sold by LICENSEE bearing the KTM MARK so that LICENSOR may confirm that LICENSEE is maintaining the required quality.

      LICENSOR has the right to approve the manner of LICENSEE's use of the KTM MARK. LICENSOR approves the current use of the KTM MARK as reflected in the current catalog of LICENSEE's products, attached hereto as Exhibit B. Before offering any other LICENSED PRODUCT,

      LICENSEE agrees to provide a specimen in the form of a sample, printer's proof, or equivalent to LICENSOR for LICENSEE's approval. LICENSOR shall have 30 days from receipt of the specimen to approve it as consistent with the KTM brand and its image, which approval shall not be unreasonably withheld. If no response from LICENSOR is received by LICENSEE within thirty days of receipt of the specimen, approval shall be presumed.

      LICENSEE agrees to submit to KTM an advance copy of any proposed advertising or promotional materials for LICENSED PRODUCTS that include the KTM MARK, regardless of medium, including but not limited to print media and electronic media, for approval by KTM. Approval of the proposed manner of using the KTM MARK in the submitted advertising and/or promotional materials shall not be unreasonably withheld and shall be presumed unless KTM specifically disapproves by notice sent to LICENSEE in a manner calculated to be received by LICENSEE within two weeks of the day the proposed materials were received by LICENSOR.

      LICENSEE agrees to provide at the beginning of the term of this agreement and at the beginning of each calendar year thereafter for so long as this agreement is in effect a product catalog or other listing showing and describing all LICENSED PRODUCTS offered for sale by LICENSEE.

      LICENSEE agrees that whenever it uses the KTM MARK it shall include the registration symbol, (R), to provide notice that the KTM MARK is registered.

      If LICENSOR determines that the quality of the goods has not been maintained or the registration symbol has not been used, LICENSOR shall promptly notify LICENSEE in writing and shall specify the claimed defect in quality. LICENSEE shall have thirty (30) days after receipt of a written notice from LICENSOR to cure the claimed defect. The parties will use their best efforts to amicably resolve any dispute concerning the existence of a quality defect. The parties acknowledge that this agreement contains a covenant of good faith and fair dealings.

      3.    Royalty Payments.

      NET INVOICED PRICE shall mean the total invoice amount of all sales by the LICENSEE of LICENSED PRODUCTS, less trade discounts, returns, insurance, commissions to third parties, and shipping costs (so far as shipping costs are separately invoiced). LICENSEE shall pay a royalty of three percent (3%) of the NET INVOICED PRICE on a semi-annual- basis-within-thirty-days (30) of the end of each calendar half. Payments shall be made by sending a check payable to LICENSOR at the address stated above, unless otherwise instructed to do so. Each payment shall be accompanied by a report categorizing the LICENSED PRODUCTS sold by product number or other commercial trade designation and the total of the NET INVOICED PRICE for each category.

      4.    Trademark Ownership, Use and Protection.

      (a) LICENSEE recognizes LICENSOR's ownership of and title in and to the KTM MARK and shall not at any time do or permit to be done any act or thing which will in any way impair the rights of LICENSOR in and to the KTM MARK and shall not at any time claim any right or interest in or to the KTM MARK except as expressly granted herein.

      (b) LICENSEE further agrees that during the term of this Agreement and after its termination, however occurring, LICENSEE shall not:

      (i) use the KTM MARK or any other marks confusingly similar thereto in connection with any goods, products, or services not covered by this Agreement; or
      (ii) apply for or seek registration anywhere at any time of the KTM MARK or any other marks confusingly similar thereto; or
      (iii) use the KTM MARK or any other marks confusingly similar thereto in any corporate or trade name; or
      (iv) do anything or commit any act which might prejudice or adversely affect the validity of the KTM MARK or LICENSOR's ownership thereof.

      (c) Upon termination of this Agreement, however occurring, LICENSEE shall forthwith cease to use the KTM MARK and shall thereafter not use as a trade name, trademark or service mark any marks or names consisting of or containing the mark KTM or any other names or marks which are confusingly similar to the KTM MARK.

      5.    Accounting.

      (a) LICENSEE agrees to keep complete and accurate books and records reflecting the number of LICENSED PRODUCTS manufactured and sold and the NET INVOICED PRICE so that the royalties due hereunder may be accurately computed.
      (b) LICENSEE agrees to permit LICENSOR or its authorized agent to inspect once per year all books and records of LICENSEE that reasonably relate to enforcement of this agreement, upon at least 72 hours advance notice and during regular business hours, for the purpose of inspecting and copying such records specifically relating to the manufacture, use, or sale of LICENSED PRODUCTS as defined herein in order to verify the amount of royalties payable under this Agreement. The cost of any such inspection shall be borne by LICENSOR. LICENSOR acknowledges the confidential nature of the documents and information that are/will be entrusted to it by LICENSEE upon execution of this Agreement. LICENSEE agrees, for itself, its agents or assigns not to use, provide or allow all or any part of this information to be provided to anyone for any purpose other than this agreement without prior written authorization of the LICENSEE, and undertakes to take all necessary measures to insure that this confidentiality is maintained.

      6.    Indemnification.

      LICENSEE hereby indemnifies and agrees to hold LICENSOR harmless from and against any and all claims, liability, loss or damage, cost or expense, including but not limited to attorneys' fees and related costs resulting from the sale or offer of sale by LICENSEE of any product bearing the KTM MARK. LICENSEE shall assume full responsibility for, and the expense of, investigation, defense, legal fees and payment of any settlements or judgments resulting from any complaint, demand, claim or legal action encompassed by the foregoing indemnity provided LICENSEE is notified promptly in writing of any such complaint, demand, claim or legal action and LICENSEE is given authority to defend or settle such matter. LICENSEE shall maintain in full force and effect, with all premiums paid thereon, product liability insurance relating to the LICENSED PRODUCTS sold or offered for sale by LICENSEE under the KTM MARK, with LICENSOR listed as an additional insured, in the amount of $1,000,000, for a period of two years from the termination of this agreement. At the beginning of the term of this agreement and at the beginning of each renewal term LICENSEE shall provide LICENSOR a certificate of insurance showing LICENSOR as an additional insured.

      LICENSOR shall indemnify and hold harmless LICENSEE, including full responsibility for attorney fees, costs and payments of any settlements or judgments resulting from any complaint, demand, claim or legal action brought against LICENSEE concerning the ownership or right to use the KTM MARK, provided LICENSOR is notified promptly in writing of any such complaint, demand, claim or legal action and LICENSOR is given authority to defend or settle such matter.

      7.    New Products.

      This agreement covers LICENSED PRODUCTS only. In the event that LICENSEE wants to use the KTM MARK in association with additional goods, it must submit those goods for approval by LICENSOR and determination of an appropriate royalty rate for those goods. LICENSOR reserves the right to refuse to approve any additional goods in its sole discretion.

      8.    Term of Aqreement.

      This Agreement shall take effect on the date last executed by one of the parties and, unless sooner terminated as provided in paragraph 9 hereafter, shall extend from that day to and including December 31, 2003. This agreement shall be automatically renewed for additional one year terms, unless terminated according to the terms of this agreement.

      9.    Automatic Termination.

      This Agreement shall terminate immediately and automatically if any of the following events occur:

      (a), LICENSEE is ordered or adjudged bankrupt, is placed in the hands of a receiver, or otherwise commences to enter into any plan or composition with its creditors or makes any unauthorized assignment for the benefit of its creditors;

      (b) Any portion of the assets of-LICENSEE are lawfully seized or attached;

      (c) Any action is commenced to liquidate or dissolve LICENSEE, except if such liquidation or dissolution follows a permitted assignment of LICENSEE's rights granted in this Agreement;

      (d) LICENSEE fails to maintain product liability insurance as required in paragraph 6 of this Agreement.

      If either party to this Agreement materially breaches any of the provisions hereof other than by the actions or events described in paragraph 9 a, b, c, and/or d, the other-party may give written notice to the party committing the breach specifying in detail the nature of such breach, and the party given such notice shall have thirty days following receipt thereof, to remedy such breach. If the breach is not corrected within such thirty-day period, termination of this Agreement shall become effective immediately thereafter upon such party giving prompt written notice of termination. Failure of a party to exercise the herein provided right of termination for breach shall not. constitute a waiver of the right of that party to terminate in the event of a subsequent breach regardless of the character thereof.

      10.   Voluntary Termination.

      This agreement may be terminated by either party by giving notice to the other party at least thirty (30) days before the end its term or by mutual written consent of the parties at any time.

      11.   No Agency

      Nothing in this Agreement shall be construed to place either party in the position of a partner, agent, or employee of the other party, and neither party shall have any power to bind the other party to third parties. Both parties covenant and agree not to hold each other out as an agent or employee of the other party.

      12.   Waiver.

      Waiver of any term or breach or series of breaches hereof shall not be construed as a waiver of that or other terms or subsequent breaches whether or not of the same or similar kind or import.

      13.   Breach and Remedies.

      (a) In the event of any breach by LICENSEE of its obligations to pay royalties, LICENSEE shall have ten (10) days after delivery of written notice to cure the breach, then if not cured, LICENSOR shall have the right, at its option, to sue to recover royalties owed (with LICENSEE paying all costs and expenses, including attorneys fees), and to terminate the Agreement.
      (b) In the event of termination of this Agreement LICENSEE shall have three (3) months thereafter to complete any work in progress and/or sell any existing inventory of LICENSED PRODUCTS, provided any such work in progress or inventory of LICENSED PRODUCTS complies with the quality standards set forth in this agreement.
      (c) Any dispute arising under or related to this Agreement-shall be resolved in the State of Ohio, United States of America.
      (d). LICENSOR and LICENSEE hereby agree to the jurisdiction of the courts of the State of Ohio, United States of America, and agree to be bound by any judgments rendered thereby.
      (e) This Agreement shall be interpreted and enforced under the laws of the State of Ohio, in the United States of America, exclusive of its choice of laws and conflict of laws provisions.

      14.   Notices.

      Any notice required or permitted to be given by either party hereto to the other party, including any service of process, shall be deemed to be sufficient if given in writing and sent by registered or certified mail or by overnight courier to the other party at the respective address set out above.

      Whenever any notice, payment, request for approval, or other communication is required to be sent to LICENSOR, a copy shall be sent to LICENSOR's counsel at the address below:

      Either party may by written notice to the other change the address of such party to which notices may be addressed.

      15.   Severance of Terms.

      Any term or provision of this Agreement found to be illegal or unenforceable shall be severed from this Agreement which shall otherwise remain in full force and effect.

      16.   Bindinq Effect.

      The parties hereto represent that each has the right, power and authority to enter into this Agreement and to perform all of the obligations hereunder; that the execution, delivery and performance of this Agreement has been duly authorized by their respective corporations, and that this Agreement constitutes a legal binding contract, enforceable in accordance with its terms.

      17.   Assignability.

      This Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal heirs, successors, and assigns; provided, however, that the rights granted to the LICENSEE under this Agreement cannot be assigned other than as part of the transfer or sale of substantially the entire business of LICENSEE and then only with the prior written approval and consent of the LICENSOR, which consent shall not be unreasonably withheld. However, no assignment of any of LICENSEE's rights hereunder shall be binding and valid until written notice thereof to LICENSOR and LICENSOR receives full and complete assumption in writing from the assignee of all of LICENSEE'S obligations under this Agreement, and the assignee also provides LICENSOR with reasonable evidence that the assignee has in full force and effect, with all premiums paid thereon, product liability insurance relating to the LICENSED PRODUCTS to be sold or offered for sale by the assignee under the KTM MARK, with LICENSOR listed as an additional insured, in the amount of $1,000,000, such product liability insurance to be maintained in effect for the remainder of the term of this Agreement as provided in paragraph 6(a) above.

      18.   Entire Agreement.

      This Agreement constitutes the full and complete agreement between the parties relating to the licensed KTM MARK. This Agreement may be modified only by written amendments hereto made subsequently and executed by proper and duly authorized representatives of the LICENSOR and LICENSEE.

      19.   Counterparts.

      This agreement maybe signed in counter parts.

IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their duly authorized officers effective from the Effective Date.


KTM Sportmotorcycle USA, Inc.                  Padova International USA Inc.

By:                              , President    By:  /s/ Don Dallape , President
    -----------------------------                   ----------------------------

Dated:                                          Dated:    3/3/03
      ---------------------------                      -------------------------

Witness                                         Witness
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